Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES FOUNDED 1866	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

November 22, 2010

Thermon Industries, Inc.

100 Thermon Drive

San Marcos, Texas 78666

                        Re: Thermon Industries, Inc.

                               9.500% Senior Secured Notes due 2017

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (File No. 333-168915) filed on August 18, 2010 by Thermon Holding Corp., a Delaware corporation (“Parent”), Thermon Industries, Inc., a Texas corporation and wholly owned subsidiary of Parent (the “Company”), and certain other subsidiaries of Parent (together with Parent, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), ), as amended by Amendment No. 1 filed with the Commission on September 29, 2010, Amendment No. 2 filed with the Commission on October 22, 2010 and Amendment No. 3 being filed with the Commission on the date hereof (such registration as so amended, the “Registration Statement”). The Registration Statement relates to the registration, as more fully described in the Registration Statement, of $210,000,000 aggregate principal amount of the Company’s 9.500% Senior Secured Notes due 2017 (the “New Notes”), which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 9.500% Senior Secured Notes due 2017 (the “Old Notes”). The Old Notes are guaranteed by the Guarantors (the “Old Note Guarantees”), and the New Notes will be guaranteed by the Guarantors (the “New Note Guarantees”). Old Notes that are accepted for exchange for New Notes will be cancelled and retired.

The Old Notes and the Old Note Guarantees were, and the New Notes and the New Note Guarantees will be, issued pursuant to the Indenture, dated as of April 30, 2010 (the “Original Indenture”), between the Company, as successor by merger to Thermon Finance, Inc., and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 30, 2010 (the “Supplemental Indenture,” and, together with the Original Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Thermon Industries, Inc.

November 22, 2010

This letter is being delivered in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K, each under the Securities Act.

In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement, the exhibits filed therewith, the Indenture and the form of New Notes. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. The New Note Guarantee of Parent set forth in the Indenture has been duly authorized by Parent.

2. The New Notes will be legally issued and valid and binding obligations of the Company, and the New Note Guarantees set forth in the Indenture will be legally issued and valid and binding obligations of the Guarantors, in each case when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Notes shall have been duly executed and issued by the Company and duly authenticated by the Trustee as provided in the Indenture and shall have been duly delivered against surrender and cancellation of like principal amount of the Old Notes in the manner described in the Registration Statement.

The foregoing opinions are subject to the following qualifications, exceptions, assumptions and limitations:

A.	The foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the State of Texas.

Thermon Industries, Inc.

November 22, 2010

B.	With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto, and (iii) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided that (1) we make no such assumption insofar as any of the foregoing matters relate to Parent and is expressly covered by our opinion set forth in paragraph 1 above; and (2) that we make no such assumption in clause (iii) insofar as it relates to the Company or any Guarantor and is expressly covered by our opinion set forth in paragraph 2 above.

C.	The foregoing opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules or regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP